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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

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Contacts:
Michael Muldowney                                          Jonathan Gasthalter/Kristin Celauro
Chief Financial Officer and Chief Operating Officer        Citigate Sard Verbinnen
Nextera Enterprises                                        (212) 687-8080
(617) 715-0200
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              NEXTERA ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS

             RECORDS 2002 EPS OF $0.11 AND OPERATING MARGIN OF 16.5%

CAMBRIDGE, MA - FEBRUARY 11, 2003 - Nextera Enterprises, Inc. (NASDAQ: NXRA), which consists of Lexecon, one of the world's leading economics consulting firms, today reported results for the fourth quarter and year ended December 31, 2002.

In the 2002 fourth quarter, Nextera recorded a slight profit on a net income basis, consistent with the Company's expectations. As expected, revenues for the quarter were $17.5 million, down from third quarter 2002 revenues of $19.4 million, primarily due to a seasonal, holiday-related reduction in utilization.

For the full year 2002, Nextera generated $0.11 earnings per share, based on revenues of $75.9 million. These results include one month of Sibson Consulting Group, which was divested in January 2002. Earnings per share for the first three quarters of 2002 were $0.03, $0.04 and $0.03, respectively. Revenues for the first three quarters of 2002 were $20.8 million, $18.2 million and $19.4 million, respectively. The first quarter revenues excluding the January results of Sibson were $18.9 million.

In 2001, Nextera reported a loss of $3.41 per share, based on revenues of $132.1 million. These results include those of the Sibson Consulting Group and the Technology Solutions Group, which was sold in October 2001.

Lexecon has generated solid revenue over the past three years. Lexecon 2002 revenues totaled $74.0 million, 2001 revenues totaled $75.4 million, and 2000 revenues totaled $62.2 million.

Daniel R. Fischel, Chairman, President and Chief Executive Officer, said, "We are pleased with the transformation of Nextera's business over the past year resulting in 2002 net income of $5.7 million verse a net loss of $117.5 million in 2001."

Michael Muldowney, Chief Financial Officer and Chief Operating Officer, said, "2002 marked many significant milestones for Nextera, as we completed the divestiture of Sibson and solidified our balance sheet, while strengthening our business advisory and energy practices with several key hires." Net income for the fourth quarter was breakeven, down sequentially from net income of $1.5 million in the third quarter of 2002. Net income for the first three quarters of 2002 was $1.7 million, $2.4 million and $1.5 million, respectively.

Lexecon operating income in 2002 totaled $12.1 million with an operating margin of 16.4%. Nextera did not record a federal income tax provision in the fourth quarter as a result of the Company's substantial deferred tax asset, which is approximately $58.0 million and consists primarily of net operating loss carry-forwards, that is fully reserved on the balance sheet.

Lexecon's annualized revenue per professional in the fourth quarter was $447,000, down from $502,000 per professional in the third quarter of 2002. Revenue per professional in the first three quarters of 2002

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was $488,000, $466,000 and $502,000, respectively. Lexecon utilization in the fourth quarter was 62.6% and Days Sales Outstanding (DSO) was 103 days, down from 117 days at the end of the third quarter.

At the end of the 2002 fourth quarter, Nextera had $1.6 million in unrestricted cash on hand, consistent with third quarter 2002 levels. Cash flow from operations was approximately $2.0 million in the fourth quarter.

In January 2003, Lexecon announced that it signed contract extensions with key principals, President Dan Fischel and Dennis Carlton. In addition, Nextera's Board of Directors approved the Company's decision to change its name to Lexecon Enterprises, Inc. The change, if approved by shareholders at the 2003 annual meeting, will occur later in 2003.

Also in January, Nextera announced that it has amended its senior credit agreement with Fleet National Bank and Bank of America to extend the senior credit facility to January 1, 2005. The Company's subordinated debt was also extended to January 1, 2005.

The Company had approximately $27.2 million outstanding under its senior credit facility at the end of the fourth quarter, down from $27.8 million at the end of the third quarter. During the fourth quarter, the Company reduced its obligations to senior lenders with $0.6 million of principal amortization paid from cash flow from operations.

"Nextera has strengthened its balance sheet by reducing senior debt by $11.2 million in 2002, and generating solid financial results for the full year," continued Muldowney. "We believe that our newly enhanced financial position, coupled with our solid performance in 2002 places the Company in a stronger position than a year ago."

Recent client engagements for Lexecon include:

      - Testifying on behalf of Sun Microsystems in a case against Microsoft resulting in a preliminary injunction requiring Microsoft to distribute a current and compatible version of Sun's Java software with every copy of Windows and Internet Explorer;

- Providing testimony to support the Canadian government and reduce damage payments in a case against SD Meyers, one of the first NAFTA proceedings to reach the damages phase; and

- Recommending power resource adequacy requirements ("standard market designs") for use by federal regulators to analyze the recent power crisis that afflicted the Northwest U.S. and formulate related future policy.

OUTLOOK

Fischel continued, "In 2003, we expect continued strong demand for Lexecon's services and believe that we remain well positioned to meet client needs in this volatile economic, regulatory and political environment."

In connection with David Schneider's resignation in the first quarter 2003, the Company will incur one-time charges of $0.8 million and a $1.1 million non-cash charge associated with options that fully vest at an exercise price of $2 per share pursuant to his original employment agreement. Additionally, first quarter earnings will be impacted by $2.1 million of amortization expense in connection with covenants not to compete with certain key service providers. Nextera believes that the separation and amortization charges will reduce earnings per share by approximately $0.12. Earnings per share for the first quarter, including such charges, is anticipated to be a loss of $0.09 to $0.12 with modest sequential revenue growth


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CONFERENCE CALL

Nextera will host a conference call today, February 11, at 11:00 a.m. Eastern Time to discuss fourth quarter and year-end results. Analysts and investors can access the conference call by dialing 1-800-811-7286. Individuals and media can also access the call through the Internet from the Nextera website at www.nextera.com.

For those unable to participate in the call, a rebroadcast will be made available from February 11, 2:00 p.m. Eastern Time through February 18, 5:00 p.m. Eastern Time. In order to listen to the rebroadcast, dial 1-888-203-1112 and enter reservation number 632347 or go to www.nextera.com.

ABOUT NEXTERA ENTERPRISES

Nextera Enterprises Inc., through its wholly owned subsidiary, Lexecon, provides a broad range of economic analysis, litigation support, regulatory and business consulting services. One of the nation's leading economics consulting firms, Lexecon assists its corporate, law firm and government clients reach decisions and defend positions with rigorous, objective and independent examinations of complex business issues that often possess regulatory implications. Lexecon has offices in Cambridge and Chicago. More information can be found at www.nextera.com and www.lexecon.com.

This press release contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to Nextera Enterprises that are based on the beliefs of Nextera's management. Any statements contained in this press release that are not historical facts are forward-looking statements. Such statements are based on many important factors that may be outside of Nextera's control, causing actual results to differ materially from those suggested. Such factors include, but are not limited to Nextera's dependence on key personnel, attracting and retaining qualified consultants, potential inability to comply with loan covenants, high levels of debt, possible Nasdaq SmallCap Market delisting, availability of credit and capital resources, new business solicitation efforts, intense competition and effects of economic uncertainty on client expenditures. Further information on these and other potential factors that could affect Nextera's financial and operating results are included in Nextera's 10-Q filed on November 14, 2002 with the Securities and Exchange Commission.

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